Filed Pursuant to Rule 433
Registration No. 333-286543

Free Writing Prospectus dated September 2, 2026

Capital One Prime Auto Receivables Trust 2026-1

Issuing Entity

Capital One Auto Receivables, LLC

Depositor

Capital One, National Association

Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 2, 2026 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive the ratings listed above.

Underwriters

Joint Bookrunners

J.P. Morgan	BofA Securities	RBC Capital Markets

Co-Managers

Academy Securities	Cabrera Capital Markets LLC	CastleOak Securities, L.P.	Siebert Williams Shank

The depositor filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor filed with or furnished to the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016.